Exhibit 99.1

Saga Communications, Inc.

Temporarily Suspends its Quarterly Cash Dividend

Due to Continued Uncertainty of the Economic Impact of COVID-19

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – June 18, 2020 – Saga Communications, Inc. (Nasdaq - SGA) today announced that its Board of Directors is temporarily suspending the quarterly cash dividend in response to the continued economic uncertainty of the impact of COVID-19. Additional actions being taken to conserve the Company’s cash position include reducing planned capital spending and seeking discounts from vendors.

By preserving the Company’s cash position, the Company believes market conditions may present attractive acquisition opportunities.

The Company will consider the resumption of quarterly cash dividends in the near future as economic conditions permit.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM, 34 AM radio stations and 77 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “anticipates,” “guidance,” “intent” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio broadcast industry in general, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.